                                                                     EXHIBIT 2.1

                              SETTLEMENT AGREEMENT


                          dated as of February 14, 2002


                                  by and among


               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,


                      CRESCENT REAL ESTATE EQUITIES COMPANY


                                       and


                            CRESCENT OPERATING, INC.,


                            ROSESTAR MANAGEMENT LLC,


                          CANYON RANCH LEASING, L.L.C.,


                            WINE COUNTRY HOTEL, LLC,


                          ROSESTAR SOUTHWEST, LLC, and


                              COI HOTEL GROUP, INC.

         This SETTLEMENT AGREEMENT dated as of February 14, 2002 is made and entered into by and among CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Crescent"), CRESCENT REAL ESTATE EQUITIES COMPANY, a Texas real estate investment trust ("Crescent REIT"), CRESCENT OPERATING, INC., a Delaware corporation ("COPI"), ROSESTAR MANAGEMENT LLC, a Texas limited liability company, CANYON RANCH LEASING, L.L.C., an Arizona limited liability company, WINE COUNTRY HOTEL, LLC d/b/a VINTAGE RESORTS, LLC, a Delaware limited liability company, ROSESTAR SOUTHWEST, LLC, a Texas limited liability company, and COI HOTEL GROUP, INC., a Texas corporation, all of which are direct or indirect wholly owned subsidiaries of COPI (the "Transferring Subsidiaries", and together with COPI, the "Transferors," and each individually, a "Transferor"). Capitalized terms not otherwise defined herein have the respective meanings set forth in Section 1.01.

         WHEREAS, COPI is in default of its payment obligations under various loan agreements with Crescent and/or promissory notes made in favor of Crescent;

         WHEREAS, the Transferring Subsidiaries are in default of their rental payment obligations under various lease agreements for hotel properties owned by Crescent and its subsidiaries;

         WHEREAS, COPI has guaranteed the Transferring Subsidiaries' obligations under the various lease agreements for hotel properties owned by Crescent and its subsidiaries; and

         WHEREAS, in settlement of certain of the Transferors' obligations to Crescent and its subsidiaries, the parties hereto desire to make various agreements contained herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.01     Defined Terms.

         As used in this Agreement, the following defined terms have the meanings indicated below. The meanings of other defined terms are set forth elsewhere in this Agreement.

         "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

         "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise. In addition, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

         "Agreement" means this Settlement Agreement, together with the Exhibits and the Annexes hereto, as any or all of the same shall be amended from time to time.

         "Asset Transfer Date" means (i) as soon as practicable after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods necessary for any Transferring Subsidiary to transfer, and Crescent to receive, the Assets owned by such Transferring Subsidiary has been obtained, made or given or has expired, as applicable, or (ii) such other date as Crescent shall choose, provided that (x) Crescent shall have provided the Transferors with three Business Days notice of such date, and (y) the Transferring Subsidiary will not be required to consummate the transfer of the Assets (other than the Hotel Property Leases) on such date if the consents, approvals, actions, filings, notices or waiting periods necessary for such Transferring Subsidiary to transfer such Assets have not yet been obtained, made or given or have not yet expired, as applicable.

         "Asset Transfer Date Rent Payment" means the total net operating income, before unpaid rental payment obligations, of the Hospitality Business for the period from January 1, 2002 through the Asset Transfer Date, up to the total amount of the unpaid rental payment obligations under the Hotel Property Leases for such period, which net operating income shall be applied in full or partial satisfaction, as the case may be, of such unpaid rental payment obligations.

         "Asset Transfer Date Working Capital" means the total value of all funds used in the day-to-day operations of the Hospitality Business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain inventories, less accounts payable and accrued current liabilities, as determined using the Asset Transfer Date Financial Statements, but excluding the Asset Transfer Date Rent Payment.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts, notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations and condition of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

         "Business Combination" means with respect to any Person (i) any merger, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or (iii) any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

         "CEI/COPI Payments" means all amounts paid, advanced, incurred or accrued for out-of-pocket expenses by or on behalf of Crescent, Crescent REIT or their Affiliates in connection with the preparation of this Agreement, the Operative Agreements and the consummation of the transactions contemplated hereby and thereby, or relating hereto or thereto, including, without limitation, all such amounts paid, advanced, incurred or accrued by Crescent or Crescent REIT pursuant to Sections 2.07 through 2.09, and all fees and expenses of agents, representatives, counsel and accountants employed by Crescent, Crescent REIT or any of their Affiliates.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Condition" means, with respect to any Person, the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of such Person.

         "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

         "Decontrolled Business" means the business and operations of the Decontrolled Entities and their Subsidiaries.

          "Equity Rights" means, with respect to any entity, any options, warrants, calls, rights of conversion or exchange, or agreements, arrangements, commitments or undertakings of any kind (whether or not in writing) to which the entity is either a party or is bound, obligating the entity (with or without consideration and whether or not presently exercisable or convertible) to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of such entity or obligating such entity to issue, grant, extend or enter into any such option, warrant, call, right of conversion or exchange, or agreement, arrangement, commitment or undertaking.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Hospitality Business" means the business and operations of the Transferring Subsidiaries.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and due within 30 days after the date on which incurred), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Transferor (other than trade receivables generated in the ordinary course of business of the Transferor).

          "Knowledge" or "Known" means, (i) with respect to any entity other than the Transferors, the actual knowledge of any officer, director or employee of such entity, or any officer or director of the managing member or general partner of such entity, or (ii) with respect to the Transferors, the actual knowledge of Jeffrey L. Stevens and Jason Phinney.

         "Laws" means any and all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown, or whether due or to become due).

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loss" or "Losses" means any and all damages, liabilities, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of, relating to or arising from,
(i) litigation, (ii) other proceedings or (iii) any claim, default or assessment).

         "Mutual Release" means the Mutual Release, of even date herewith, made by the Transferors, Crescent and Crescent REIT, and attached hereto as Exhibit F.

         "Operative Agreements" means, collectively, (i) the General Assignment Agreement (in substantially the form of Exhibit A), (ii) the Assignments, Assumptions and Amendments of Lease (in substantially the form of Exhibit B) and the other Assignment Instruments, (iii) the Assumption Agreement (in substantially the form of Exhibit C) and the other Assumption Instruments, (iv) the Foreclosure Agreement (in substantially the form of Exhibit D), (v) the Plan (in substantially the form of Exhibit E), (vi) the Mutual Release (attached hereto as Exhibit F), (vii) the Termination Agreement (attached hereto as Exhibit G), (viii) the Promissory Note (in substantially the form of Exhibit H),
(ix) all documents evidencing cancellation and extinguishment of the rental payment obligations under the Hotel Property Leases and (x) any other agreements to be entered into in connection with the transaction.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Representatives" means, for any Person, their officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or indirectly) either (i) a general partner, managing member or other similar interest, or (ii) 50% or more of the outstanding voting capital stock of the corporation.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, and, without limiting the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, amusement, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property, unclaimed property, escheat and other taxes, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

         "Taxing Authority" means any Governmental or Regulatory Authority responsible for the imposition of any Tax.

         "Tax Return" shall mean any return, report, statement, information statement and the like filed or required to be filed with any Taxing Authority, including any amendment thereof.


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

         "Termination Agreement" means the Termination Agreement entered into by and between Crescent and COPI of even date herewith and attached hereto as Exhibit G.

1.02     Cross References.

         Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth opposite such term:

           Term                                                                                               Section
           ----                                                                                               -------
Americold Logistics..................................................................................         2.08(a)
Asset Transfer Date Financial Statements.............................................................      2.01(h)(i)
Assets...............................................................................................         2.01(b)
Assignment Instruments...............................................................................    2.01(i)(iii)
Assignment, Assumption and Amendment of Lease........................................................    2.01(i)(iii)
Assumed Liabilities..................................................................................         2.01(d)
Assumption Agreement.................................................................................    2.01(i)(iii)
Assumption Instruments...............................................................................    2.01(i)(iii)
Bankruptcy Code......................................................................................         2.03(a)
Bankruptcy Court.....................................................................................         2.03(a)
BofA Credit Agreement................................................................................         2.06(b)
Business Contracts...................................................................................     2.01(b)(ii)
Business License.....................................................................................    2.01(b)(iii)
Canyon Ranch - Tucson Assets.........................................................................      2.01(b)(v)
CMC..................................................................................................         2.02(f)
Confirmation Date....................................................................................         2.10(a)
Consideration Amount.................................................................................         2.10(a)
COPI.................................................................................................        Forepart
COPI Budget Note.....................................................................................         2.09(a)
COPI Cold Storage....................................................................................         2.06(a)
COPI Colorado........................................................................................    2.02(a)(vii)
COPI Colorado GP Interest............................................................................    2.02(a)(vii)
COPI Common Stock....................................................................................            2.05
COPI Stockholder Acceptances.........................................................................         2.04(b)
COPI Stockholders Meeting............................................................................         2.04(b)
CR License...........................................................................................     2.02(a)(ii)
CR License Membership Interest.......................................................................     2.02(a)(ii)
CRE Diversified......................................................................................     2.02(a)(vi)
CRE Diversified Voting Common Stock..................................................................     2.02(a)(vi)
Credit Documents.....................................................................................         2.01(a)
Crescent.............................................................................................        Forepart
Crescent REIT........................................................................................        Forepart
Crescent REIT Common Shares..........................................................................         2.10(a)
CRL..................................................................................................      2.02(a)(i)
CRL Voting Common Stock..............................................................................      2.02(a)(i)
Decontrolled Entities................................................................................         2.02(b)
DMDC.................................................................................................      2.02(a)(v)
DMDC Voting Common Stock.............................................................................      2.02(a)(v)


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

Effective Date.......................................................................................         2.06(c)
Equipment Sellers....................................................................................         2.07(a)
Excluded Assets......................................................................................         2.01(c)
Excluded Liabilities.................................................................................         2.01(e)
Foreclosure..........................................................................................         2.02(a)
Foreclosure Agreement................................................................................         2.02(a)
Foreclosure Date.....................................................................................         2.02(e)
General Assignment Agreement.........................................................................    2.01(i)(iii)
Hotel Properties.....................................................................................      2.01(b)(i)
Hotel Property Leases................................................................................      2.01(b)(i)
Indemnified Party....................................................................................         8.01(d)
Indemnifying Party...................................................................................         8.01(d)
Initial Rent Reduction Amount........................................................................         2.01(f)
Investment Company Act...............................................................................      2.06(b)(i)
Newco................................................................................................      2.06(b)(i)
Newco Registration Statement.........................................................................      2.06(b)(i)
Other Assets.........................................................................................      2.01(b)(x)
Plan.................................................................................................         2.03(a)
Proxy Statement......................................................................................         2.04(a)
Registration Statement...............................................................................         2.10(b)
SEC..................................................................................................         2.04(a)
Seller Notes.........................................................................................         2.07(a)
Stock................................................................................................         2.02(b)
Transferor...........................................................................................        Forepart
Transferring Subsidiaries............................................................................        Forepart
TWLC.................................................................................................     2.02(a)(iv)
TWLC Voting Common Stock.............................................................................     2.02(a)(iv)
VOO..................................................................................................            2.08
WOCOI................................................................................................    2.02(a)(iii)
WOCOI Common Stock...................................................................................    2.02(a)(iii)


1.03     Usage.

         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the customary and usual business and practice of Transferors in connection with the operation of the Hospitality Business. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


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

                                   ARTICLE II

                                   AGREEMENTS


         The parties hereby agree as follows.

2.01     Transfer of Hotel-Related Assets.

         (a) Default Acknowledgement. COPI acknowledges that it is in default of its payment and other obligations under the agreements between COPI and Crescent listed on Annex A hereto (collectively, the "Credit Documents"), and each of the Transferring Subsidiaries acknowledges that it is in default of its rental payment obligations under the Hotel Property Leases (as defined below). COPI acknowledges that it has guaranteed the Transferring Subsidiaries' obligations under the Hotel Property Leases. COPI and the Transferring Subsidiaries acknowledge that Crescent has the right to foreclose on certain assets of COPI, including the stock, partnership interests or membership interests in the Transferring Subsidiaries and the Stock (as defined in Section 2.02(b)). COPI and the Transferring Subsidiaries also acknowledge that Crescent has the right to terminate the Hotel Property Leases.

         (b) Assets Transferred. In lieu of a foreclosure or a termination of the Hotel Property Leases by Crescent and for valuable consideration, on the terms and subject to the conditions set forth in this Agreement, each Transferring Subsidiary will transfer, convey, assign and deliver to Crescent, and Crescent will accept delivery of, on the Asset Transfer Date, all of the Transferring Subsidiary's right, title and interest in, to, and under the following Assets and Properties of the Transferring Subsidiary used or held for use in connection with the Hospitality Business, except as otherwise provided in
Section 2.01(c) (collectively, the "Assets"):

                  (i) Hotel Property Leases. The leases and subleases of real property described in Annex B hereto (the "Hotel Properties") as to which the Transferring Subsidiary is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases ("Hotel Property Leases");

                  (ii) Business Contracts. All Contracts (other than the Hotel Property Leases) to which the Transferring Subsidiary is a party and which are utilized in the conduct of the Hospitality Business, including without limitation Contracts relating to property and asset management (the "Business Contracts");

                  (iii) Licenses. All Licenses (including applications therefor) utilized in the conduct of the Hospitality Business (the "Business Licenses");

                  (iv) Books and Records. All Books and Records used or held for use in the conduct of the Hospitality Business or otherwise relating to the Assets, other than the minute books, stock or membership interest transfer books and seal of the Transferring Subsidiary;



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

                  (v) Canyon Ranch - Tucson Assets. With respect to Canyon Ranch Leasing, L.L.C. only, the assets listed on Annex C (the "Canyon Ranch -Tucson Assets");

                  (vi) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents of the Transferring Subsidiary;

                  (vii) Litigation Claims. Any rights (including indemnification), claims and recoveries under litigation of the Transferring Subsidiary against third parties arising out of or relating to events prior to the Asset Transfer Date;

                  (viii) Tax Refunds. Any refunds or credits, if any, of Taxes due to the Transferring Subsidiary.

                  (ix) Intellectual Property. All Intellectual Property used or held for use by the Transferring Subsidiary in the operation of the Hospitality Business (including the Transferring Subsidiary's goodwill therein); and

                  (x) Other Assets and Properties. All other Assets and Properties of the Transferring Subsidiary used or held for use in connection with the Hospitality Business except as otherwise provided in Section 2.01(c) (the "Other Assets").

         (c) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of each Transferring Subsidiary (the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                  (i) Insurance. Life insurance policies on officers and other employees of the Transferring Subsidiary, directors and officers liability insurance policies of the Transferring Subsidiary and all other insurance policies relating to the Assets and Properties and operation of the Hospitality Business, and all refunds or credits, if any, with respect to such insurance;

                  (ii) Corporate or Limited Liability Company Records. The minute books, stock or membership interest transfer books and seal of the Transferring Subsidiary; and

                  (iii) Certain Contract Rights. The Transferring Subsidiary's rights under this Agreement and the Operative Agreements.

         (d) Assumed Liabilities. In connection with the transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the Asset Transfer Date, except for the Excluded Liabilities listed in Section 2.01(e) below, Crescent will assume and agree to pay, perform and discharge when due any and all obligations of each Transferring Subsidiary arising in connection with the operation of the Hospitality Business (the "Assumed Liabilities"), including, but not limited to:

                  (i) Future Hotel Property Lease Obligations. All obligations of the Transferring Subsidiary under the Hotel Property Leases occurring or arising from and after the Asset Transfer Date;

                  (ii) Future Obligations under Contracts and Licenses. All obligations of the Transferring Subsidiary under the Business Contracts and Business Licenses occurring or arising from and after the Asset Transfer Date; and

                  (iii) Certain Existing Obligations under Contracts and Licenses. All obligations of the Transferring Subsidiary under the Business Contracts and Business Licenses incurred in the ordinary course of business and arising prior to the Asset Transfer Date, which are accurately reflected on the Books and Records of the Transferring Subsidiary as an account payable.

         (e) Excluded Liabilities. Notwithstanding the foregoing, Crescent shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, the following Liabilities of the Transferring Subsidiaries (the "Excluded Liabilities"):

                  (i) Existing Hotel Property Lease Obligations. All obligations of the Transferring Subsidiaries under the Hotel Property Leases occurring or arising prior to the Asset Transfer Date, provided that Crescent acknowledges that the obligations of the Transferring Subsidiaries' under the Hotel Property Leases are reduced by the Rent Reduction Amount;

                  (ii) Other Existing Obligations under Contracts and Licenses. Except as provided in Section 2.01(d)(iii) above, all other obligations of the Transferring Subsidiaries under the Business Contracts and Business Licenses occurring or arising prior to the Asset Transfer Date;

                  (iii) Tax Obligations. All liabilities and obligations with respect to the payment of Taxes attributable to periods or events on or after the Asset Transfer Date; and

                  (iv) Covered Obligations. All liabilities and obligations known as of the Asset Transfer Date to the extent that such liabilities and obligations are covered by the Transferring Subsidiaries' insurance (the amount of any such liability or obligation ultimately exceeding such insurance coverage shall not be deemed an Excluded Liability).

         (f) Initial Rent Reduction Amount. The aggregate amount of initial rental payment obligations under the Hotel Property Leases to be cancelled and extinguished on the Asset Transfer Date is $23,582,000 (the "Initial Rent Reduction Amount") (subject to adjustment as provided in paragraph (h) below). Such amounts shall be cancelled and extinguished in the manner provided in
Section 2.01(i)(ii).

         (g) Allocation of Initial Rent Reduction Amount.

                  (i) Annex D sets forth the allocation of the Initial Rent Reduction Amount, as agreed upon by Crescent and the Transferors.

                  (ii) The Transferors, on the one hand, and Crescent and Crescent REIT, on the other hand, hereto agree (i) that such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its federal income Tax Return consistent with such allocation for the tax year in which the Asset Transfer Date occurs and
         (iii) that neither the Transferors, on the one hand, and Crescent and Crescent REIT, on the other hand will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other.

         (h) Post-Closing Adjustment of Initial Rent Reduction Amount.

                  (i) Within thirty (30) days after the Asset Transfer Date, Crescent shall cause to be delivered to COPI and the Transferring Subsidiaries the financial statements of the Hotel Properties as of the Asset Transfer Date, which financial statements shall be prepared on the same basis as the monthly unaudited balance sheets and income statements of the Hotel Properties previously prepared by COPI and the Transferring Subsidiaries (the "Asset Transfer Date Financial Statements"), together with Crescent's calculation of the Asset Transfer Date Working Capital and the Asset Transfer Date Rent Payment. COPI, the Transferring Subsidiaries and their Representatives shall have the right to inspect the Books and Records used to prepare the Asset Transfer Date Financial Statements. If COPI or any Transferring Subsidiary disagrees in any respect with the Asset Transfer Date Financial Statements, COPI or such Transferring Subsidiary shall notify Crescent within ten (10) Business Days after receipt of the Asset Transfer Date Financial Statements specifying the areas of disagreement. If COPI, the Transferring Subsidiary and Crescent are unable to resolve all such disagreements within a ten (10) Business Day period, the dispute shall be resolved by the COPI's and Crescent's respective accounting firms within ten (10) Business Days thereafter. If such accounting firms cannot agree within such ten (10) Business Day period, COPI and the Transferring Subsidiary, on the one hand, and Crescent, on the other hand, shall advise each other in writing of their position with respect to the Asset Transfer Date Working Capital or the Asset Transfer Date Rent Payment, as the case may be, and the dispute shall be resolved by an independent accounting firm mutually selected by COPI and Crescent. The determination of the independent accounting firm shall be made as promptly as practicable and shall be binding and conclusive on the parties hereto for all purposes. Each party shall be responsible for the expenses of their respective accountants. The party whose written position on the Asset Transfer Date Working Capital or the Asset Transfer Date Rent Payment, as the case may be, deviates in the greatest degree, in the opinion of the independent accounting firm, from the determination made by the independent accounting firm shall pay all expenses relating to the engagement of the independent accounting firm.

                  (ii) Crescent shall provide COPI and the Transferring Subsidiaries copies of the Books and Records related to the Hotel Properties necessary to enable COPI and the Transferring Subsidiaries' accountants to timely and efficiently review the Asset Transfer Date Financial Statements. After Closing, Crescent shall provide reasonable access to COPI, the Transferring Subsidiaries and their Representatives to the Books and Records necessary for purposes of permitting COPI and the Transferring Subsidiaries to pay those liabilities of COPI and the Transferring Subsidiaries that are not Assumed Liabilities.

                  (iii) If the Asset Transfer Date Working Capital is a positive number, then the Initial Rent Reduction Amount shall be increased by such positive number on the date of confirmation of the Asset Transfer Date Working Capital pursuant to this Section 2.01(h)(iii). If the Asset Transfer Date Working Capital is a negative number, then the Initial Rent Reduction Amount shall be reduced by such negative number on the date of confirmation of the Asset Transfer Date Working Capital pursuant to this Section 2.01(h)(iii). If the Asset Transfer Date Working Capital is zero, then there shall be no adjustment to the Initial Rent Reduction Amount under this Section 2.01(h)(iii). If the Asset Transfer Date Working Capital is a positive or negative number, Crescent or COPI, as the case may be, shall deliver to the other party such documents as are necessary to evidence the adjustment of (i) the Initial Rent Reduction Amount and (ii) the Initial Rent Reduction Amount previously cancelled and extinguished.

         (i) Asset Transfer Date.

                  (i) The transfer of Assets will take place at the offices of Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, or at such other place as Crescent and the Transferors mutually agree, at 10:00 A.M. local time, on the Asset Transfer Date. The parties acknowledge that the transfer of the Assets may take place on one or more dates, each being an Asset Transfer Date, and that the parties shall agree to take all actions and execute such documents necessary to effectuate such transfers on such Asset Transfer Dates consistent with the terms of this Agreement. Notwithstanding anything herein to the contrary, in the event that not all of the Assets are transferred on a single Asset Transfer Date, the amount of rental payment obligations to be cancelled and extinguished at such time shall equal the total of the amounts set forth on Annex D opposite the name of the Hotel Property or Hotel Properties to which the Asset or Assets being transferred relates.

                  (ii) On the Asset Transfer Date, Crescent shall cancel and extinguish rental payment obligations of each Transferring Subsidiary under the Hotel Property Leases in the amounts set forth on Annex D hereto, representing, in the aggregate, the Initial Rent Reduction Amount. On the Asset Transfer Date, Crescent will deliver to COPI such documents as are necessary to evidence cancellation and extinguishment of the Initial Rent Reduction Amount; provided that such amounts shall not exceed the Initial Rent Reduction Amount with respect to the Assets being transferred.

                  (iii) Simultaneously with Crescent's deliveries specified in
         Section 2.01(h)(ii) above, (i) each Transferring Subsidiary will assign and transfer to Crescent all of its right, title and interest in and to its Assets by delivery of (A) a General Assignment and Conveyance substantially in the form of Exhibit A hereto (the "General Assignment Agreement"), duly executed by the Transferring Subsidiary, (B) an Assignment, Assumption and Amendment of Lease substantially in the form of Exhibit B hereto (the "Assignment, Assumption and Amendment of Lease") duly executed by the Transferring Subsidiary and (C) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Crescent's counsel, as shall be effective to vest in Crescent all of its rights, title and interest in and to the Assets (the General Assignment Agreement, Assignment of Leases and the other instruments referred to in clause

         (C) being collectively referred to herein as the "Assignment Instruments"), and (ii) Crescent will assume from each Transferring Subsidiary the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) the Assumption Agreement substantially in the form of Exhibit C hereto (the "Assumption Agreement"), duly executed by Crescent, and (B) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to COPI's counsel, as shall be effective to cause Crescent to assume the Assumed Liabilities as and to the extent provided in Section 2.01(d) (the Assumption Agreement and such other instruments referred to in clause (B) being collectively referred to herein as the "Assumption Instruments").

         (j) Further Assurances; Post-Asset Transfer Date Cooperation.

                  (i) At any time or from time to time after the Asset Transfer Date, at Crescent's request and without further consideration, each Transferring Subsidiary shall execute and deliver to Crescent such other instruments of transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Crescent may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Crescent, and to confirm Crescent's title to, all of the Assets, and, to the full extent permitted by Law, to put Crescent in actual possession and operating control of the Hospitality Business and the Assets, and to assist Crescent in exercising all rights with respect thereto, and otherwise to cause each Transferring Subsidiary to fulfill its obligations under this Agreement and the Operative Agreements.

                  (ii) Following the Asset Transfer Date, each of the parties will afford to the other parties and its Representatives during normal business hours, access to the Books and Records relating to the Hospitality Business and in its possession with respect to periods prior to the Asset Transfer Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the Representatives in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party to the Agreement agrees for a period extending six (6) years after the Asset Transfer Date not to destroy or otherwise dispose of any such Books and Records unless such party shall first offer in writing to surrender such Books and Records to the other party and such other party shall not agree in writing to take possession thereof during a period of 10 Business Days after such offer is made.

                  (iii) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party hereto be furnished with additional information, documents or records relating to the Hospitality Business not referred to in paragraph (ii) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by any party hereto in accordance with this paragraph shall be held confidential by the requesting party in accordance with Section 10.05.

         (k) Third-Party Consents.

         To the extent that any Contract (including any Business Contract) or License (including any Business License) is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment of such Contract or License if such assignment or attempted assignment would constitute a breach thereof. Each Transferor and Crescent shall use its commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Contract or License to Crescent in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Transferor shall cooperate with Crescent in any arrangement designed to provide for Crescent the benefits intended to be assigned to Crescent under the relevant Contract or License, including enforcement at the cost and for the account of Crescent of any and all rights of Transferor against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Crescent shall have no obligation pursuant to
Section 2.01(d) or otherwise with respect to any such Business Contract or Business License, and assuming COPI and the Transferring Subsidiaries are not in breach under this Agreement, they shall have no liability to Crescent or Crescent REIT for the inability to make such assignment or arrangement.

         (l) COPI Consent.

                  (i) As the sole stockholder of COI Hotel Group, Inc. and as the sole stockholder of all of the members of the other Transferring Subsidiaries, COPI hereby consents to the transfer, conveyance, assignment and delivery to Crescent of all of each Transferring Subsidiary's right, title and interest in, to, and under, the Assets in accordance with this Section 2.01.

                  (ii) COPI acknowledges that Crescent may transfer all or a portion of its rights, including the right to receive rental payments, under the Hotel Property Leases to one or more directly or indirectly owned Subsidiaries prior to each Asset Transfer Date. COPI acknowledges that such transfer may require the consent of COPI under various agreements, including the Hotel Property Leases, to which COPI is a party. Therefore, COPI hereby consents to the sale, transfer, conveyance, assignment and delivery to any such Subsidiaries of such rights, provided that no such assignment shall relieve Crescent of its obligations hereunder or thereunder.

2.02     Retention of Collateral in Partial Satisfaction of Obligations.

         (a) On the terms and subject to the conditions set forth in this Agreement, COPI shall execute one or more Foreclosure Agreements, substantially in the form of Exhibit D hereto (a "Foreclosure Agreement") pursuant to which Crescent will retain the following assets in satisfaction of $40,100,000 (which amount includes $1,600,000 attributable to the tenant interest in The Woodlands Conference Center owned by a Subsidiary of WOCOI (as defined below)) of principal and accrued and unpaid interest, representing a portion of the obligations of COPI to Crescent under the Credit Documents (the "Foreclosure"):

                  (i) 500 shares of voting common stock ("CRL Voting Common Stock"), $.01 par value, of CRL Investments, Inc., a Texas corporation ("CRL"), representing 100% of the issued and outstanding voting capital stock and 5% of the issued and outstanding capital stock of CRL;

                  (ii) a 1.5% membership interest ("CR License Membership Interest") in CR License LLC, an Arizona limited liability company ("CR License");

                  (iii) 100 shares of common stock ("WOCOI Common Stock"), $.01 par value, of WOCOI Investment Company, a Texas corporation ("WOCOI"), representing 100% of the issued and outstanding capital stock of WOCOI;

                  (iv) 500 shares of voting common stock ("TWLC Voting Common Stock"), $.01 par value, of The Woodlands Land Company, Inc., a Texas corporation ("TWLC"), representing 100% of the issued and outstanding voting capital stock and 5% of the issued and outstanding capital stock of TWLC;

                  (v) 50 shares of voting common stock ("DMDC Voting Common Stock"), $.01 par value, of Desert Mountain Development Corporation, a Delaware corporation ("DMDC"), representing 100% of the issued and outstanding voting capital stock and 5% of the issued and outstanding capital stock of DMDC;

                  (vi) 10 shares of voting common stock ("CRE Diversified Voting Common Stock"), $.01 par value, of CRE Diversified Holdings, Inc., a Delaware corporation ("CRE Diversified"), representing 100% of the issued and outstanding voting capital stock and 1% of the issued and outstanding capital stock of CRE Diversified; and

                  (vii) COPI's general partner interest ("COPI Colorado GP Interest") in COPI Colorado, L.P., a Delaware limited partnership ("COPI Colorado"), representing a 60% economic interest in COPI Colorado.

         (b) The shares of CRL Voting Common Stock, WOCOI Common Stock, TWLC Voting Common Stock, DMDC Voting Common Stock and CRE Diversified Voting Common Stock, the COPI Colorado GP Interest and the CR License Membership Interest to be obtained by Crescent pursuant to paragraph (a) above are collectively referred hereto as the "Stock". CRL, CRL License, WOCOI, TWLC, DMDC, CRE Diversified and COPI Colorado are collectively referred to herein as the "Decontrolled Entities."

         (c) COPI, as managing general partner of COPI Colorado, will vote in favor of the transfer of the COPI Colorado GP Interest to Crescent and shall use commercially reasonable efforts to obtain consents to the transfer from each limited partner of COPI Colorado. COPI shall take any and all commercially reasonable actions necessary to amend the limited partnership agreement of COPI Colorado to reflect the transfer of the COPI Colorado GP Interest to Crescent.

         (d) COPI acknowledges that Crescent may transfer all or a portion of its rights, including the right to receive debt payments, under the Credit Documents to one or more directly or indirectly owned Subsidiaries prior to the Foreclosure. COPI acknowledges that such transfer may require the consent of COPI under certain documents, including some or all of the Credit Documents, to which COPI is a party. Therefore, COPI hereby consents to the sale, transfer, conveyance, assignment and delivery to any such Subsidiaries of such rights, provided that no such assignment shall relieve Crescent of its obligations hereunder or thereunder.

         (e) COPI will cooperate with Crescent and shall execute and deliver all documents and perform all actions necessary to assist Crescent with the Foreclosure, provided that the Foreclosure is performed in accordance with the terms of the Foreclosure Agreement. Any date on which a Foreclosure of some or all of the Stock takes place shall be referred to as a "Foreclosure Date." The Foreclosure Date, if any, shall occur on such date as Crescent determines in its sole discretion.

         (f) At Crescent's request, COPI shall also execute a Foreclosure Agreement pursuant to which Crescent will retain COPI's entire equity interest in Crescent Machinery Company, a Delaware corporation and a wholly-owned subsidiary of COPI ("CMC"), in satisfaction of an amount of principal and accrued and unpaid interest to be mutually agreed upon by Crescent and COPI, representing a portion of the obligations of COPI to Crescent under the Credit Documents.

2.03     Prepackaged Bankruptcy.

         (a) As soon as practicable following the COPI Stockholders Meeting (as defined below), regardless of whether the COPI Stockholder Acceptances have been obtained, and in no event later than five days after the COPI Stockholders Meeting (as defined herein), COPI shall file a petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court, the District of Delaware or such other jurisdiction as the parties shall agree (the "Bankruptcy Court"), along with such other documents, resolutions and motions as COPI deems necessary to effectuate and administer a bankruptcy case under the Bankruptcy Code. On such date, COPI shall file a Plan of Reorganization (the "Plan"), in substantially the form attached hereto as Exhibit E, and the disclosure statement and solicitation materials described in
Section 2.04 below.

         (b) Prior to the filing of the petition, COPI shall seek acceptance of the Plan pursuant to 11 U.S.C. 1126(b) from its stockholders and creditors in accordance with Section 2.04 below and from its creditors. In the event acceptance is obtained from less than all classes of claimants and interest holders under the Plan, COPI shall seek confirmation of the Plan over the objection of the dissenting class of claimants or interest holders pursuant to 11 U.S.C. 1129.

         (c) COPI shall use commercially reasonable efforts to obtain approval of the disclosure and solicitation materials and the confirmation of the Plan by the Bankruptcy Court within 45 days of the date of filing of the petition.

2.04 COPI Stockholder Acceptance and Filing of Proxy Statement.

         (a) As promptly as practicable after execution of this Agreement, COPI shall prepare and file with the Securities and Exchange Commission (the "SEC") under the Exchange Act, one or more proxy statements and forms of proxies (such proxy statement(s) together with any amendments to supplements thereto, the "Proxy Statement") relating to the COPI Stockholders Meeting and the COPI Stockholder Acceptances (as defined below). COPI will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Crescent shall furnish all information about itself and its business and operations and all necessary financial information to COPI as COPI may reasonably request in connection with the preparation of the Proxy Statement. COPI and Crescent agree to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and COPI further agrees to take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders to the extent required by applicable federal and state securities laws. COPI and Crescent agree that the information provided by them for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the COPI Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. COPI will advise and deliver copies (if any) to Crescent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless whether such requests relate to COPI or Crescent). COPI shall use commercially reasonable efforts to timely mail the Proxy Statement to its stockholders.

         (b) COPI will duly call and as soon as practicable following the date of this Agreement (but in no event sooner than 45 days following the date the Proxy Statement is mailed to the stockholders of COPI), give notice of, convene and hold a meeting of its stockholders (the "COPI Stockholders Meeting") for the purpose of obtaining the COPI Stockholder Acceptances. COPI will, through its Board of Directors, recommend to its stockholders acceptance of the Plan, and shall use commercially reasonable efforts to obtain the affirmative vote of the holders of at least two-thirds of the shares of COPI Common Stock voted at the COPI Stockholders Meeting (the "COPI Stockholder Acceptances") for acceptance of the Plan. The COPI Stockholders Meeting shall be held on a day not later than 60 days after the date the Proxy Statement is mailed, unless otherwise agreed to by COPI and Crescent.

2.05     Distribution of COPI Common Stock by COPI Colorado.

         Prior to the Foreclosure Date relating to the COPI Colorado GP Interest, COPI, as managing general partner of COPI Colorado, shall take any and all commercially reasonable actions to amend the limited partnership agreement of COPI Colorado to allow COPI Colorado to make distributions in kind and shall cause COPI Colorado to distribute all shares of common stock, par value $.01 per share, of COPI (the "COPI Common Stock") owned by COPI Colorado to its partners pro rata in accordance with their relative partnership interests. COPI shall file a Certificate of Cancellation with the Secretary of State of Delaware to cancel the shares of COPI Common Stock received by COPI in the COPI Colorado distribution and to add such shares into the authorized but unissued shares of COPI Common Stock.

2.06     Bank of America Loan.

         (a) Crescent consents to COPI's grant to Bank of America, N.A. of a first priority security interest in COPI's equity interest in COPI Cold Storage, LLC, a Delaware limited liability company and a wholly owned subsidiary of COPI ("COPI Cold Storage"). In connection therewith, Crescent shall execute any and all documents reasonably necessary for Crescent to subordinate its rights with respect to COPI's equity interest in COPI Cold Storage under the Credit Agreements to Bank of America, N.A.

         (b) Crescent and Crescent REIT shall use commercially reasonable efforts to work with COPI to arrange for the repayment in full of all outstanding amounts (including accrued and unpaid interest) under the Credit Agreement dated August 27, 1997, as amended, between COPI and Bank of America, N.A. (the "BofA Credit Agreement") and cancellation of the related promissory note. In addition, it is anticipated that all outstanding amounts under the BofA Credit Agreement will be repaid through the following arrangement, if available.

                  (i) As soon as practicable following the date hereof, Crescent REIT shall prepare and file with the SEC under the Securities Act a registration statement on Form S-1 (the "Newco Registration Statement") relating to the spin-off to Crescent REIT's shareholders and Crescent's limited partners of a new company ("Newco"). Crescent or Crescent REIT shall capitalize Newco at the time of the spin-off with at least an amount necessary to purchase all of COPI's equity interests in COPI Cold Storage. Crescent REIT will cause the Newco Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Crescent REIT agrees to correct promptly any information provided by it for use in the Newco Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and Crescent REIT further agrees to take all steps necessary to amend or supplement the Newco Registration Statement and to cause the Registration Statement as so amended or supplemented to be filed with the SEC. Crescent REIT agrees that the information provided by Crescent REIT for inclusion in the Newco Registration Statement and each amendment or supplement thereto will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Crescent REIT will respond to any comments of the SEC and will use its reasonable efforts to have the Newco Registration Statement declared effective under the Securities Act as promptly as practicable after filing. Crescent REIT acknowledges that Newco may be deemed an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"). In the event that Newco is deemed to be an "investment company," Crescent and Crescent REIT will use its reasonable efforts to make all necessary filings with the SEC to consummate the spin-off in accordance with the Securities Act and the Investment Company Act.

                  (ii) In connection with the spin-off, Crescent REIT and Crescent shall cause Newco to acquire, and COPI shall sell, all of COPI's equity interests in COPI Cold Storage. The purchase price for the equity interests in COPI Cold Storage shall be an amount to be agreed upon between Crescent and COPI, which shall be not less than $15,000,000 and not more than $15,500,000. COPI shall use all of the proceeds as are necessary to repay the full principal balance (including accrued and unpaid interest) under the BofA Credit Agreement.

         (c) Notwithstanding the foregoing, Crescent and Crescent REIT shall have no obligations to consummate any of the arrangements referred to in this Section until the date the confirmation order entered by the Bankruptcy Court shall have become final and non-appealable (the "Effective Date")

2.07     Seller Notes.


         (a) Crescent shall use commercially reasonable efforts to arrange for the satisfaction or resolution of the notes payable by COPI to various persons (the "Equipment Sellers") with a current aggregate principal amount of $2,627,989 and listed on Annex E hereto (the "Seller Notes"). Crescent shall work with COPI and negotiate in good faith with the Equipment Sellers for the payment or, as appropriate, the purchase of the Seller Notes, at an appropriate discount. Crescent shall work with COPI and shall undertake to purchase or resolve the Seller Notes.

         (b) Notwithstanding the foregoing, Crescent and Crescent REIT shall have no obligations to consummate any of the arrangements referred to in this Section until the Effective Date.

2.08     Vornado Claim.

         (a) COPI acknowledges that Vornado Operating, Inc., a Delaware corporation ("VOO") has asserted a claim against it or COPI Cold Storage, LLC in the amount of $4,000,000. COPI acknowledges that it disputes such claim and that it shall vigorously defend against such claim. Crescent shall cooperate with COPI in connection with the dispute of any claims by VOO, including a claim that COPI or COPI Cold Storage is obligated to make a $4,000,000 capital contribution to Vornado Crescent Logistics Operating Partnership, a Delaware general partnership ("Americold Logistics"). Crescent shall work with COPI to negotiate a resolution of the claim with VOO in good faith, and absent a resolution with COO, in the event that the Bankruptcy Court ultimately determines that any such claim by COO is valid either in whole or in part, Crescent shall work with COPI to determine the best method for seeking confirmation of the Plan over the objection of VOO.

         (b) Notwithstanding the foregoing, Crescent and Crescent REIT shall have no obligations to consummate any of the arrangements referred to in this Section until the Effective Date.

2.09     Payment of Cash Flow Shortage.

         (a) Subject to Section 5.05, Crescent agrees to advance funds to COPI sufficient for COPI to pay the reasonable and necessary documented out-of-pocket operating expenses of COPI and its Subsidiaries (other than expenses attributed to, related to or incurred by CMC and its Subsidiaries), to the extent COPI and such Subsidiaries are unable to do so from their own resources, in accordance with a promissory note in the form attached as Exhibit H, in the original principal amount of up to $3,200,000 (the "COPI Budget Note").

         (b) Crescent also agrees to advance additional funds to COPI of up to $5,375,000 in accordance with the COPI Budget Note for the purposes, and in the amounts, specified therein.

         (c) COPI shall seek the approval of the Bankruptcy Court to provide Crescent with a priority claim and lien under 11 U.S.C. 364 for any funds advanced by Crescent under this Section after the filing of the petition with the Bankruptcy Court.

         (d) The provisions of (i) this Section 2.09 and the COPI Budget Note, and (ii) Section 2.01(e) are mutually exclusive.

2.10 Issuance of Common Shares of Crescent REIT to COPI Stockholders and Filing of Registration Statement.

         (a) In the event that the COPI Stockholder Acceptances are obtained, then on the Effective Date, each person who is a holder of shares of COPI Common Stock on the date the confirmation order has been entered by the Bankruptcy Court (the "Confirmation Date") shall be entitled to receive the number of common shares of beneficial interest, par value $.01 per share, of Crescent REIT (the "Crescent REIT Common Shares"), equal to the product of (i) (A) the number of shares of COPI Common Stock owned by such holder on the Confirmation Date, divided by (B) the total number of shares of COPI Common Stock outstanding on the Confirmation Date, and (ii) the quotient of (A) the Consideration Amount (as defined below), and (B) the average of the daily closing prices per Crescent REIT Common Share as reported on the New York Stock Exchange Composite Transactions reporting system for the 10 consecutive trading days immediately preceding the Confirmation Date. For purposes of this section, the "Consideration Amount" shall be $10,828,497, less an amount, if any, equal to the amount by which the CEI/COPI Payments exceed $5,200,000. No certificate or scrip representing fractional Crescent REIT Common Shares shall be issued, and all fractional shares shall be rounded up or down to the nearest whole Crescent REIT Common Share.

         (b) As promptly as practicable after the execution of this Agreement, Crescent REIT shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 relating to the issuance of the Crescent REIT Common Shares (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus, provided that Crescent REIT may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. Crescent REIT will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. COPI shall furnish all information about itself and its business and operations and all necessary financial information to Crescent REIT as Crescent REIT may reasonably request in connection with the preparation of the Registration Statement. COPI and Crescent REIT agree to correct promptly any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and Crescent REIT further agrees to take all steps necessary to amend or supplement the Registration Statement and to cause the Registration Statement as so amended or supplemented to be filed with the SEC. COPI and Crescent REIT agree that the information provided by them for inclusion in the Registration Statement and each amendment or supplement thereto, at the time of the COPI Stockholders Meeting , will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Crescent REIT will advise and deliver copies (if any) to COPI, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless whether such requests relate to COPI or Crescent REIT). Each of COPI and Crescent REIT will respond to any comments of the SEC and will use its respective reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing.

         (c) COPI agrees that, as of the Confirmation Date, it shall close the stock books and stock transfer ledgers of COPI.

2.11     Crescent and Crescent REIT Consent.

         Each of Crescent and Crescent REIT hereby consent to the transactions contemplated by this Agreement and the Operative Agreements and hereby waives compliance with any and all conditions, covenants or agreements of the Transferors contained in any and all agreements (other than this Agreement or the Operative Agreements) by and between any of the Transferors, on the one hand, and Crescent and/or Crescent REIT, on the other hand, that are affected by the transactions contemplated by this Agreement or the Operative Agreements.

2.12     Cooperation.

         Each party shall fully cooperate with the other parties hereto and shall take all actions and do all things reasonably necessary, proper and advisable in order for the other parties to satisfy their obligations hereto.

2.13     Mutual Release.

         The Transferors, Crescent and Crescent REIT acknowledge that they have executed the Mutual Release in the form of Exhibit F attached hereto

2.14     Termination Agreement.

         COPI and Crescent acknowledge that they have executed the Termination Agreement in the form of Exhibit G attached hereto.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF TRANSFERORS


         COPI, on behalf of itself and each of the Transferring Subsidiaries, and each Transferring Subsidiary, on behalf of itself where applicable, hereby represent and warrant to Purchaser as follows:

3.01     Organization and Qualification of COPI.

         COPI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as and to the extent now conducted. COPI is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business (including acting as general partner of COPI Colorado) makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the Condition of COPI.

3.02     Organization and Qualification of Transferring Subsidiaries.

         Transferring Subsidiary is either a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of its respective state of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted. Transferring Subsidiary is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership, as the case may be, and, if a corporation, is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the Condition of the Transferring Subsidiary.

3.03     COPI Authority.

         COPI has requisite corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by COPI of this Agreement and the Operative Agreements to which it is a party, and the performance by COPI of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of COPI and no other corporate action on the part of COPI or its stockholders is necessary, other than confirmation by the Bankruptcy Court. This Agreement has been duly and validly executed and delivered by COPI and constitutes, and upon the execution and delivery by COPI of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of COPI enforceable against COPI in accordance with their terms.

3.04     Transferring Subsidiary Authority.

         Transferring Subsidiary has requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Transferring Subsidiary of this Agreement and the Operative Agreements to which it is a party, and the performance by Transferring Subsidiary of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors, managing member or general partner of Transferring Subsidiary, as the case may be, no other corporate or limited liability company action on the part of Transferring Subsidiary or its stockholders, members or partners, as the case may be, being necessary. This Agreement has been duly and validly executed and delivered by Transferring Subsidiary and constitutes, and upon the execution and delivery by Transferring Subsidiary of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Transferring Subsidiary enforceable against Transferring Subsidiary in accordance with their terms.

3.05     Ownership of CRL Voting Common Stock.

         The authorized capital stock of CRL consists of 500 shares of CRL Voting Common Stock and 9,500 shares of nonvoting common stock, $.01 par value. 500 shares of CRL Voting Common Stock, representing 100% of the issued and outstanding shares of CRL Voting Common Stock, are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. All of the issued and outstanding shares of CRL Voting Common Stock have been duly and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No Person (other than COPI, Crescent or any of Crescent's Affiliates or Associates) holds any Equity Rights in CRL. There are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the CRL Voting Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of CRL Voting Common Stock.

3.06     Ownership of CR License Membership Interests.

         Membership interests representing a 1.5% ownership interest in CR License are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates.

3.07     Ownership of WOCOI Common Stock.

         The authorized capital stock of WOCOI consists of 1,000 shares of WOCOI Common Stock. 100 shares of WOCOI Common Stock, representing 100% of the issued and outstanding shares of WOCOI Common Stock, are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. All of the issued and outstanding shares of WOCOI Common Stock have been duly and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No Person (other than COPI) holds any Equity Rights in WOCOI. There are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the WOCOI Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of WOCOI Common Stock.

3.08     Ownership of TWLC Voting Common Stock.

         The authorized capital stock of TWLC consists of 500 shares of TWLC Voting Common Stock and 9,500 shares of nonvoting common stock, $.01 par value. 500 shares of TWLC Voting Common Stock, representing 100% of the issued and outstanding shares of TWLC Voting Common Stock, are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. All of the issued and outstanding shares of TWLC Voting Common Stock have been duly and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No Person (other than COPI, Crescent or any of Crescent's Affiliates or Associates) holds any Equity Rights in TWLC. There are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the TWLC Voting Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of TWLC Voting Common Stock.

3.09     Ownership of DMDC Voting Common Stock.

         The authorized capital stock of DMDC consists of 50 shares of DMDC Voting Common Stock and 950 shares of nonvoting common stock, $.01 par value. 50 shares of DMDC Voting Common Stock, representing 100% of the issued and outstanding shares of DMDC Voting Common Stock, are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. All of the issued and outstanding shares of DMDC Voting Common Stock have been duly and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No Person (other than COPI, Crescent or any of Crescent's Affiliates or Associates) holds any Equity Rights in DMDC. There are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the DMDC Voting Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of DMDC Voting Common Stock.

3.10     Ownership of CRE Diversified Voting Common Stock.

         The authorized capital stock of CRE Diversified consists of 10 shares of CRE Diversified Voting Common Stock and 990 shares of nonvoting common stock, $.01 par value. 10 shares of CRE Diversified Voting Common Stock, representing 100% of the issued and outstanding shares of CRE Diversified Voting Common Stock, are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. All of the issued and outstanding shares of CRE Diversified Voting Common Stock have been duly and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights. No Person (other than COPI, Crescent or any of Crescent's Affiliates or Associates) holds any Equity Rights in CRE Diversified. There are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the CRE Diversified Voting Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of CRE Diversified Voting Common Stock.

3.11     Ownership of COPI Colorado GP Interests.

         Partnership interests representing an 100% general partner interest and a 60% ownership interest in COPI Colorado are owned beneficially and of record by COPI free and clear of any Liens, other than Liens in favor of Crescent or any of its Affiliates or Associates. No Person (other than COPI, John C. Goff and Harry H. Frampton III) holds any Equity Rights in COPI Colorado. Other than the limited partnership agreement of COPI Colorado, there are no voting trusts, stockholder agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the COPI Colorado GP Interest.

3.12     Claims Against COPI.

         Other than the claims referred to in Sections 2.06 through 2.09, to COPI's Knowledge, there are no obligations or claims existing or assertable against COPI.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF CRESCENT AND CRESCENT REIT


         Crescent and Crescent REIT hereby represents and warrants to COPI and each of the Transferring Subsidiaries as follows:

4.01     Organization.

         (a) Crescent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

         (b) Crescent REIT is a real estate investment trust duly organized and validly existing under the Laws of the State of Texas.

4.02     Authority.

         (a) Crescent has requisite partnership power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Crescent of this Agreement and the Operative Agreements to which it is a party, and the performance by Crescent of its obligations hereunder and thereunder, have been duly and validly authorized by the general partner of Purchaser, no other action on the part of Crescent or its partners being necessary. This Agreement has been duly and validly executed and delivered by Crescent and constitutes, and upon the execution and delivery by Crescent of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Crescent enforceable against Crescent in accordance with their terms.

         (b) Crescent REIT has full trust power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Crescent REIT of this Agreement and the Operative Agreements to which it is a party, and the performance by Crescent REIT of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Trust Managers of Crescent REIT, no other action on the part of Crescent REIT being necessary. This Agreement has been duly and validly executed and delivered by Crescent REIT and constitutes, and upon the execution and delivery by Crescent REIT of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Crescent REIT enforceable against Crescent REIT in accordance with their terms.

4.03     Crescent REIT Common Share Issuance.

         The Crescent REIT Common Shares to be issued pursuant to Section 2.10 hereof have been duly authorized for issuance and sale to the COPI stockholders pursuant to this Agreement and, when issued and delivered by Crescent REIT in consideration of the execution and delivery of this Agreement and the Operative Agreements by the Transferors, will be validly issued, fully paid and non-assessable. Upon delivery of the Crescent REIT Common Shares, the COPI stockholders will receive good, valid and marketable title to the Crescent REIT Common Shares, free and clear of any Liens.

                                   ARTICLE V

                            COVENANTS OF TRANSFERORS


         Each Transferor covenants and agrees with Crescent that it will comply with all covenants and provisions of this Article V from the date hereof until the last Asset Transfer Date or Foreclosure Date, except to the extent Crescent may otherwise consent in writing.

5.01     Regulatory and Other Approvals.

         Each Transferor will (i) proceed diligently and in good faith and use its commercially reasonable efforts to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required to consummate the transactions contemplated hereby and by the Operative Agreements, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Crescent or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(iii) cooperate with Crescent as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Crescent to consummate the purchase of the Assets and the Foreclosure contemplated hereby and by the Operative Agreements. Each Transferor will provide prompt notification to Crescent when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise Crescent of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

5.02     Investigation by Crescent.

         Each Transferor will (i) provide Crescent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to such officers, employees and agents of Transferor who have any responsibility for the conduct of the Hospitality Business and the Decontrolled Business, to Transferor's accountants and to the Assets and the Stock, and (ii) furnish Crescent and such other Persons with all such information and data (including without limitation copies of Contracts, Licenses and other Books and Records) concerning the Hospitality Business, the Decontrolled Business, the Assets, the Stock and the Assumed Liabilities as Crescent or any of its Representatives may reasonably request in connection with such investigation.

5.03     No Solicitation.

         (a) No Transferor will take, nor will it permit any Affiliate of Transferor (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Transferor or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (i) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of any portion of the Hospitality Business, the Decontrolled Business, the Assets or the Stock to any Person, other than Crescent or its Affiliates or (ii) to furnish or cause to be furnished any information with respect to the Hospitality Business, the Decontrolled Business, the Assets or the Stock to any Person (other than Crescent or its Affiliates) who Transferor or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any acquisition of any portion of the Hospitality Business, the Decontrolled Business, the Assets or the Stock. If the Transferor or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Crescent or its Affiliates) any offer, inquiry or informational request referred to above, the Transferor will promptly advise such Person, by written notice, of the terms of this Section 5.03 and will promptly, orally and in writing, advise Crescent of such offer, inquiry or request and deliver a copy of such notice to Crescent.

5.04     Conduct of Business.

         Except as otherwise contemplated by this Agreement or as reasonably necessary in connection with the COPI bankruptcy case, each Transferor will, and COPI will cause the Decontrolled Entities and their Subsidiaries to,

         (a) operate the Hospitality Business and the Decontrolled Business only in the ordinary course consistent with past practice;

         (b) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Hospitality Business and the Decontrolled Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the employees of the Decontrolled Business, (iii) maintain the Assets in good working order and condition, ordinary wear and tear excepted,
(iv) maintain the good will of customers, suppliers, lenders and other Persons to whom Transferor sells goods or provides services or with whom Transferor otherwise has significant business relationships in connection with the Hospitality Business and the Decontrolled Business, and (v) continue all reasonable current asset and property management, real estate development, sales, marketing and promotional activities relating to the Hospitality Business and the Decontrolled Business, unless Crescent reasonably requests otherwise;

         (c) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner (and, for COPI, in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect as of December 31, 2001, except as may be required by the SEC, applicable law or GAAP), and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Transferor that would materially adversely affect the Hospitality Business, the Decontrolled Business, the Assets, the Stock or the Assumed Liabilities;

         (d) comply, in all material respects, with all Laws and Orders applicable to the Hospitality Business and the Decontrolled Business, and promptly following receipt thereof to give Crescent copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order;

         (e) promptly notify Crescent of any material emergency or other material change in the Condition of the Transferor, the Hospitality Business or the Decontrolled Business, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

         (f) promptly notify Crescent of (i) any material action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit commenced or, to the Knowledge of Transferor, threatened against, relating to or affecting the Transferor with respect to the Hospitality Business, the Decontrolled Business, the Assets or the Stock, or (ii) any facts or circumstances which become Known to the Transferor that could reasonably be expected to give rise to any material action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit that would be required to be disclosed pursuant to clause (i) above; and

         (g) duly and timely file all reports, Tax Returns and other documents required to be filed with Governmental or Regulatory Authorities, subject to extensions permitted by law, provided Transferor notifies Crescent that it is availing itself of such extension.

5.05     Certain Restrictions.

         Except as otherwise contemplated by this Agreement or provided for in the COPI Budget, without Crescent's prior written consent, each Transferor will, and will cause the Decontrolled Entities and their Subsidiaries to, refrain from:

         (a) acquiring or disposing of any Assets and Properties used or held for use in the conduct of the Hospitality Business or the Decontrolled Business, other than in the ordinary course of business consistent with past practice, or creating or incurring any Lien, other than a Lien in favor of Crescent or any of its Affiliates or Associates or created in the ordinary course of business consistent with past practice, on any Assets and Properties used or held for use in the conduct of the Hospitality Business or the Decontrolled Business;

         (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any material Contract or any material License, other than in the ordinary course of business consistent with past practice;

         (c) violating, breaching or defaulting under, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any material Contract (to which Crescent or any of its Affiliates or Associates is not a party) or any material License;

         (d) incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of Transferor, any Decontrolled Entity or any Subsidiary of a Decontrolled Entity under, any Liability owing to Transferor, any Decontrolled Entity or any Subsidiary of a Decontrolled Entity in connection with the Hospitality Business, other than in the ordinary course of business consistent with past practice;

         (e) engaging with any Person (other than with Crescent, CEI and any of their Affiliates) in any Business Combination, unless such Person agrees in a written instrument in form and substance reasonably satisfactory to Crescent to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

         (f) engaging in any transaction with respect to the Hospitality Business or the Decontrolled Business with any officer, director, Affiliate or Associate of Transferor (other than Crescent or any Affiliate or Associate thereof), or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

         (g) amending the certificate or articles of incorporation, certificate or articles of organization or operating agreement, or certificate or articles of limited partnership or limited partnership agreement, as the case may be, of any Decontrolled Entity or Subsidiary of any Decontrolled Entity;

         (h) selling, transferring, disposing, pledging or otherwise encumbering the Stock, or agreeing to any restrictions on transfer of the Stock;

         (i) increasing the salary, bonus or other compensation of any employee of COPI or its Subsidiaries;

         (j) other than in the ordinary course of business consistent with past practice, borrowing money and/or issuing evidences of Indebtedness, including increases in any Indebtedness;

         (k) guaranteeing any obligations of any Person or assuming any liability or other obligation of any Person;

         (l) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Hospitality Business in an aggregate amount exceeding $75,000;

         (m) making any payments or commitments to any Person not provided for in the COPI Budget if the amount of such payments or commitments exceed $100,000, or

         (n) entering into any Contract to do or engage in any of the foregoing.

5.06     Delivery of Books and Records, etc.; Removal of Property.

         (a) On each Asset Transfer Date, the Transferor will deliver or make available to Crescent at the locations at which the Hospitality Business is conducted all of the Books and Records related to the Hospitality Business and such other Assets as are in Transferor's possession at other locations, and if at any time after each Asset Transfer Date, Transferor discovers in its possession or under its control any other Books and Records or other Assets, it will forthwith deliver such Books and Records or other Assets to Crescent.

         (b) On any Foreclosure Date, COPI will deliver or make available to Crescent at the locations at which the Decontrolled Business relating to the foreclosed Stock is conducted all of the

Books and Records related to the Decontrolled Business relating to the foreclosed Stock, and if at any time after the Foreclosure Date, COPI discovers in its possession or under its control any other Books and Records relating to the foreclosed Stock or the Decontrolled Business, it will forthwith deliver such Books and Records to Crescent.

5.07     Resignations.

         On any Foreclosure Date, COPI shall cause Jeffrey L. Stevens and any other COPI officer, director or employee (other than John C. Goff) to resign, effective as of such date, from all director and officer positions of the Decontrolled Entity or Entities, of which the Stock is being retained in satisfaction of obligations, as well as of any Subsidiaries of such Decontrolled Entity or Entities.

5.08     Fulfillment of Conditions.

         Transferor will execute and deliver at each Asset Transfer Date each Operative Agreement that Transferor is required hereby to execute and deliver as a condition to each Asset Transfer Date, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Crescent contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE VI
                      CRESCENT AND CRESCENT REIT COVENANTS


         Each of Crescent and Crescent REIT covenants and agrees with each of the Transferors that it will comply with all covenants and provisions of this
Article VI, except to the extent that the Transferors may otherwise consent in writing.

6.01     Regulatory and Other Approvals.

         Crescent and Crescent REIT will (i) proceed diligently and in good faith and use its commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Crescent or Crescent REIT to consummate the transactions contemplated hereby and by the Operative Agreements, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Transferors or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with the Transferors as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Transferors to consummate the transactions contemplated hereby and by the Operative Agreements. Crescent and Crescent REIT will provide prompt notification to COPI when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise COPI of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

6.02     Fulfillment of Conditions.

         Crescent will execute and deliver at each Asset Transfer Date each Operative Agreement that Crescent is hereby required to execute and deliver as a condition to each Asset Transfer Date, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Transferors contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                  ARTICLE VII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

7.01     Survival of Representations, Warranties, Covenants and Agreements.

         Subject to the provisions of Section 8.01 below, each Transferor, Crescent and Crescent REIT have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of each Transferor, Crescent and Crescent REIT will survive indefinitely.

                                  ARTICLE VIII

                                 INDEMNIFICATION

8.01     Indemnification.

         (a) Subject to paragraph (e) of this Section and the other Sections of this Article VIII, each Transferor shall indemnify Crescent, Crescent REIT and their respective officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of such Transferor contained in this Agreement if such Transferor has failed to use commercially reasonable efforts to fulfill or perform such covenants or agreements, or (iii) an Excluded Liability.

         (b) Subject to paragraph (e) of this Section and the other Sections of this Article VIII, Crescent shall indemnify each Transferor and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Crescent contained in this Agreement if Crescent has failed to use commercially reasonable efforts to fulfill or perform such covenants or agreements, or (iii) all Assumed Liabilities.

         (c) Subject to paragraph (e) of this Section and the other Sections of this Article VIII, Crescent REIT shall indemnify COPI and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty contained in this Agreement or (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Crescent REIT contained in this Agreement if Crescent REIT has failed to use commercially reasonable efforts to fulfill or perform such covenants or agreements.

         (d) In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any Action or Proceeding, and such claim, Action or Proceeding involves a matter which is the subject of a claim for indemnification under Sections 8.01(a) through (c), then such party (an "Indemnified Party") shall give written notice to Crescent, Crescent REIT or Transferor, as the case may be (the "Indemnifying Party"), of such claim, Action or Proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, Action or Proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, Action or Proceeding at its own cost and expense, provided, however, that the Indemnifying Party shall not agree to settle any claim, Action or Proceeding relating to Taxes if such settlement could aversely affect the Tax liability of the Indemnified Party or an Affiliate thereof and such adverse effect would not be included in the Indemnified Party's entitlement to indemnification pursuant to this Article VIII, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         (e) The indemnification obligations of each Transferor pursuant to this
Article VIII shall be subject to the following limitations and other provisions:

                  (i) The amount of any Losses required to be paid by Transferor to indemnify any Indemnified Party pursuant to this Article VIII as a result of any indemnity claim shall be reduced to the extent of any amounts actually received by such Indemnified Party pursuant to the terms of any insurance policies (if any) covering such claim.

                  (ii) The amount of any Losses required to be paid by Transferor to indemnify any Indemnified Party pursuant to this Article VIII as a result of any indemnity claim shall be reduced by the amount of any federal, state or local tax benefit actually realized by the Indemnified Party as a result of such claim.

                  (iii) The indemnification obligations of the parties pursuant to this Article VIII shall be limited to actual damages, losses, liabilities and expenses and shall not include incidental, consequential, indirect, punitive or exemplary damages, losses, liabilities and expenses.

8.02     Exclusivity.

         The parties hereto agree that, in relation to any breach, default or nonperformance of any representation, warranty, covenant or agreement made or entered into by a party hereto pursuant to this Agreement or any instrument or document delivered pursuant hereto, the sole and only relief and remedy available to the other party hereto in respect of said breach, default or nonperformance shall be:

         (a) termination, but only if said termination is expressly permitted under the provisions of Article IX;

         (b) Losses, but only to the extent properly claimable hereunder and as limited pursuant to this Article VIII;

         (c) specific performance if a court of competent jurisdiction in its discretion grants the same; or

         (d) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

                                   ARTICLE IX

                                   TERMINATION

9.01     Termination.

         This Agreement may be terminated, and the transactions contemplated hereby and not yet commenced may be abandoned:

         (a) by mutual written agreement of each Transferor, Crescent and Crescent REIT; or

         (b) by each Transferor, Crescent or Crescent REIT, in the event (i) of a material breach hereof by a non-terminating party if such non-terminating party fails to cure such breach within 10 Business Days following notification thereof by the terminating party or (ii) upon notification to all non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; provided, however that (x) no Transferor shall have the right to terminate this Agreement pursuant to clause (i) of this paragraph if the non-terminating party is another Transferor, and not Crescent or Crescent REIT, (y) neither Crescent nor Crescent REIT shall have the right to terminate this Agreement pursuant to clause (i) of this paragraph if the non-terminating party is either Crescent or Crescent REIT, and (z) Crescent and/or Crescent REIT shall not have the unilateral right to terminate this Agreement pursuant to clause (ii) of this subsection if Crescent or Crescent REIT has received any or all of the Assets or Stock. Notwithstanding the continuation of this Agreement after the occurrence of an event specified in clause (ii) of this subsection, the nonperforming party shall have no further obligation to satisfy any such impossible or impracticable conditions.

9.02     Effect of Termination.

         (a) If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Transferor, Crescent or Crescent REIT (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the following paragraph and except that the provisions with respect to confidentiality in Section 10.05 will continue to apply following any such termination.

         (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.01(b), each Transferor will remain liable to Crescent and Crescent REIT for any willful breach of this Agreement by Transferor existing at the time of such termination, and Crescent or Crescent REIT will remain liable to Transferor for any willful breach of this Agreement by Crescent or Crescent REIT, respectively, existing at the time of such termination, and Transferor, Crescent or Crescent REIT may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                   ARTICLE X

                                  MISCELLANEOUS

10.01    Notices.

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


                  If to Crescent or Crescent REIT, to:


                  Crescent Real Estate Equities Limited Partnership 777 Main Street, Suite 2100
                  Fort Worth, Texas 76102


                  Facsimile No.: (817) 321-2000
                  Attn:  David M. Dean, Executive Vice President,
                         Law and Administration


                  with a copy to:


                  Shaw Pittman LLP
                  2300 N Street, N.W.
                  Washington, DC 20037

                  Facsimile No.: (202) 663-8007
                  Attn:  Sylvia M. Mahaffey

                  If to the Transferors, to:


                  Crescent Operating, Inc.
                  777 Taylor Street, Suite 1050
                  Fort Worth, Texas 76102


                  Facsimile No.: (817) 339-1001
                  Attn:  Jeffrey L. Stevens, Chief Operating Officer


                  with a copy to:


                  Haynes and Boone, LLP
                  901 Main Street
                  Suite 3100
                  Dallas, Texas 75202
                  Facsimile No.: (214) 651-5940
                  Attn:  Robert Albergotti


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of confirmation of delivery (including confirmation by electronic means), and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in accordance with this Section 10.01 specifying such change to the other party hereto.

10.02    Bulk Sales Act.

         The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Each Transferor shall indemnify Crescent and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of each Transferor to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

10.03    Entire Agreement.

         This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

10.04    Public Announcements.

         At all times at or before the Effective Date, each Transferor, Crescent and Crescent REIT will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld, unless required by Law.

10.05    Confidentiality.

         Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other parties or any of its Affiliates furnished to it by the other parties or such other parties' Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that (y) following each Asset Transfer Date the foregoing restrictions will not apply to Crescent's use of documents and information concerning the Hospitality Business, the Assets or the Assumed Liabilities furnished by any Transferor hereunder and (z) following any Foreclosure Date the foregoing restrictions will not apply to Crescent's use of documents and information concerning the Decontrolled Business relating to any foreclosed Stock furnished by COPI hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of a party, each other party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

10.06    Waiver.

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.07    Amendment.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.08    No Third Party Beneficiary.

         The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

10.09    No Assignment; Binding Effect.

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (i) for assignments and transfers by operation of Law and (ii) that Crescent may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article VII) to (A) one or more Subsidiaries of Crescent (who may make the subsequent assignment referred to in (B)), or (B) any future purchaser of the Hospitality Business, the Decontrolled Business, any of the Stock or a substantial part of the Assets, but no such assignment shall relieve Crescent of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.10    Headings.

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.11    Invalid Provisions.

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12    Governing Law.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

10.13    Counterparts.

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.


                                      CRESCENT REAL ESTATE EQUITIES
                                      LIMITED PARTNERSHIP


                                      By: Crescent Real Estate Equities, Ltd.,
                                          its general partner



                                      By: /s/ DAVID M. DEAN
                                         -------------------------------------
                                         Name:   David M. Dean
                                         Title:  Executive Vice President, Law
                                                 and Administration


                                      CRESCENT REAL ESTATE EQUITIES COMPANY


                                      By: /s/ DAVID M. DEAN
                                         -------------------------------------
                                         Name:   David M. Dean
                                         Title:  Executive Vice President, Law
                                                 and Administration


                                      CRESCENT OPERATING, INC.


                                      By: /s/ JEFFREY L. STEVENS
                                         -------------------------------------
                                         Name:   Jeffrey L. Stevens
                                         Title:  Executive Vice President



                                      ROSESTAR MANAGEMENT LLC



                                      By: /s/ JEFFREY L. STEVENS
                                         -------------------------------------
                                         Name:   Jeffrey L. Stevens
                                         Title:  Manager

                                      CANYON RANCH LEASING, L.L.C.


                                      By: Rosestar Management, LLC, its manager



                                              By: /s/ JEFFREY L. STEVENS
                                                 ------------------------------
                                                 Name:   Jeffrey L. Stevens
                                                 Title:  Manager



                                      WINE COUNTRY HOTEL, LLC



                                      By: /s/ JEFFREY L. STEVENS
                                         -------------------------------------
                                         Name:   Jeffrey L. Stevens
                                         Title:  Manager



                                      ROSESTAR SOUTHWEST, LLC


                                      By: RSSW Corp., its manager



                                              By: /s/ JEFFREY L. STEVENS
                                                 ------------------------------
                                                 Name:   Jeffrey L. Stevens
                                                 Title:  President



                                      COI HOTEL GROUP, INC.



                                      By: /s/ JEFFREY L. STEVENS
                                         -------------------------------------
                                         Name:   Jeffrey L. Stevens
                                         Title:  Chairman